EXHIBIT 11.2


                                 PROMISSORY NOTE

Date June 15, 2005                                                    $51,000.00

1.       BORROWER'S PROMISE TO PAY

         In return for a loan that he has received, Willis H. Williams, a resident of Kansas,(hereinafter referred to as Maker or Borrower) promises to pay U.S. Fifty-One Thousand Dollars ($51,000.00) (this amount is called "principal"), plus interest, to be calculated as delineated below, to the order of the Lender. The Lender is:

                Hampton & Hampton, PA, Inc., a Kansas Corporation

         The Maker acknowledges that the Lender may transfer this Note. The Lender or anyone who takes this Note by transfer and who is entitled to receive payments under this Note is called the "Note Holder".

2.       INTEREST

         Interest will be charged on unpaid principal until the full amount of principal has been paid. The Maker will pay interest at a yearly rate of zero percent, unless there is an event of default as defined herein.

3.       PAYMENTS

         (A)   Time and Place of Payments

         The Maker will pay principal over a period of three years commencing on the 15th day of June, 2006, in the amount of Seventeen Thousand Dollars ($17,000.00) per year.

4.       BORROWER'S RIGHT TO PREPAY

         The Maker shall have the right to make payments of principal at any time before they are due. A payment of principal only is known as a "prepayment". When the Maker makes a prepayment, then he will tell the Note Holders in writing that he is doing so.

         The Maker may make a full prepayment or partial prepayments without paying any prepayment charge.

5.       LOAN CHARGES

         If a law, which applies to this loan and which sets maximum loan charges, is finally interpreted so that the interest or the loan charges collected or to be collected in connection with this loan exceed the permitted limits, then: (i) any such loan charge shall be reduced by the amount necessary to reduce the charge to the permitted limited; and (ii) any sums already collected from me which exceeded permitted limits will be refunded to me. The Note Holder may choose to make this refund by reducing the principal owed under this Note or by making a direct payment to Maker. If a refund reduces principal, the reduction will be treated as a partial prepayment.

6.       BORROWER'S FAILURE TO PAY AS REQUIRED

         (A)   Default

         If the Maker does not pay the full amount of each payment on the date it is due, it will be in default. In the event of default, notice and failure to cure, the interest rate, from said date until fully paid, shall accrue at Eight Percent (8%) per annum and the entire Principal balance shall become due.


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         (B)   Notice of Default

         If the Maker is in default, the Note Holder may send him a written notice telling him that if he does not pay the overdue amount by a certain date, the Note Holders may require him to pay immediately the full amount of principal which has not been paid and all the interest that he owes on that amount. The date must be at least 30 days after the date on which the notice is delivered or mailed to Maker.

         (C)   No Waiver By Note Holder.

         Even if, at a time when the Maker is in default, the Note Holder does not require him to pay immediately in full as described above, the Note Holder will still have the right to do so if he is in default at a later time.

         (D)      Payment of Note Holder's Costs and Expenses

         If the Note Holder has required the Maker to pay immediately in full as described above, the Note Holder will have the right to be paid back for all of its costs and expenses in enforcing this Note to the extent not prohibited by applicable law. Those expenses include, for example, reasonable attorneys' fees.

7.       GIVING OF NOTICES

         Unless applicable law requires a different method, any notice that must be given to the Maker under this Note will be given by delivering it or by mailing it by first class mail to him at the Property Address or at a different address if he gives the Note Holder a notice of a different address. Holder may, after ten days, provide notice of default to Maker and should Maker not cure said default within an additional ten day period, then Holder may declare this
Note in default and accelerate all remaining sums plus any accrued interest due.


8.       WAIVERS

         The Maker and any other person who has obligations under this Note waive the rights of presentment and notice of dishonor, "Presentment" means the right to require the Note Holders to demand payment of amounts due. "Notice of Dishonor" means the right to require the Note Holders to give notice to other persons that amounts due have not been paid.

WITNESS THE HAND(S) AND SEAL(S) OF THE UNDERSIGNED


Willis H. Williams


Original Only


STATE OF MISSOURI )
                                    ) ss:
COUNTY OF JACKSON,                  )

     Acknowledged before me this 15th day of June, 2005, by Willis H. Williams.



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My Commission expires:                                      Notary Public